Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2016 First Quarter Financial Results

NEW YORK, May 6, 2016 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad”, the “Company”), a global provider of expedition cruises and adventure travel experiences, today reported results for the first quarter ended March 31, 2016.

Lindblad’s Financial Highlights for the First Quarter of 2016

▪	Lindblad generated tour revenues of $61.6 million in the first quarter of 2016, an increase of $6.2 million or 11.2% as compared with the prior year quarter.
▪	Adjusted EBITDA for the first quarter of 2016 was $17.6 million as compared with $14.2 million in the prior year quarter, an increase of 23.9%.
▪	Net Yield for the first quarter of 2016 was $1,008 as compared with $1,004 in the prior year quarter.

Review of Lindblad’s First Quarter 2016 Results

“The Company delivered solid results in the first quarter, driven by the strong performance of the fleet. Guest nights sold increased by over 10% versus the prior year period, as we made changes in vessel deployments in the quarter,” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad. “Adjusted EBITDA was up 23.9% for the quarter, as we benefitted from an increase in available guest nights and favorable operating leverage.”

Tour revenues in the first quarter amounted to $61.6 million, as compared with $55.4 million in the first quarter of 2015, which represents an increase of $6.2 million or 11.2%. The growth was primarily driven by $6.1 million higher guest ticket revenues derived from changes in vessel deployments and price increases.

Net Yield in the quarter amounted to $1,008 as compared with $1,004 in the first quarter of 2015. Lindblad recorded 47,619 Guest Nights Sold compared with 43,210 in the prior year quarter, an increase of 10.2%, and an occupancy rate of 91.8% in the first quarter of 2016 compared with 92.0% in the 2015 quarter.

Adjusted Net Cruise Cost per Available Guest Night amounted to $670 in the first quarter of 2016, as compared with $701 in the same period in the prior year, which represents a decrease of 4.4%. The decrease was primarily driven by a decrease in fuel costs and the impact of a 10% increase in the number of Available Guest Nights, partially offset by an increase in cost of tours related to two additional voyages, and in general and administrative costs due to public company costs.

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Adjusted EBITDA was $17.6 million in the first quarter of 2016 as compared with $14.2 million in the same period in 2015, an increase of $3.4 million, or 23.9%. This increase is primarily due to the benefit of increased revenue from a 10% increase in guest nights sold, which exceeded the increase in variable costs from providing those additional guest nights and an increase in public company costs. Net income was $10.5 million for the first quarter of 2016 as compared with $6.9 million for the 2015 quarter.

Lindblad uses a variety of operational and financial metrics, including non-GAAP financial measures, to evaluate its performance and financial condition. The accompanying financial data includes additional information regarding these metrics and a reconciliation of non-GAAP financial information to GAAP.

John T. McClain, the Company’s Chief Financial Officer also added: “We continue to see a solid booking pace for 2016 with 89% of projected guest ticket revenues for the 2016 financial year on the books as of April 30, 2016, compared with 98% at the same time in 2015 for the 2015 financial year, a reduction of approximately $5.3 million, much of which is in the fourth quarter. We have a number of initiatives in place to drive revenue growth in this period.”

Fleet Activities

On April 25, 2016, the Company took possession of the Via Australis, which will be used in the Company’s operations in the Galápagos Islands. The Company has begun a significant renovation and expects to deploy the ship during the fourth quarter of 2016. The Via Australis has been renamed the National Geographic Endeavour II and will replace the National Geographic Endeavour. In December 2016, the Company will also expand its travel offerings with new expeditions in Cuba aboard the Panorama II, which will be the fifth chartered vessel in Lindblad’s fleet.

As has been announced previously, the Company has two new coastal vessels on order and the build is proceeding on schedule. The first vessel, which has been named the National Geographic Quest, is expected to be delivered in the second quarter of 2017 and will sail in Alaska and British Columbia during the summer of 2017. The second newbuild vessel is expected to be delivered in the second quarter of 2018.

Acquisition of Natural Habitat, Inc.

As announced on May 5, 2016, the Company acquired 80.1% of the outstanding common stock of Natural Habitat, Inc. (“Natural Habitat”), a leading adventure travel and ecotourism company based in Colorado. The acquisition provides the Company a platform for expansion into land-based offerings with a partner that has a strong, trusted and complementary brand and a shared focus on nature and conservation. The purchase price for the 80.1% interest in Natural Habitat was approximately $20 million and was financed through a combination of cash on hand ($14.85 million), Lindblad stock ($2.65 million, or 264,208 shares) and an unsecured promissory note (approximately $2.5 million). The implied 2015 EBITDA purchase multiple for the acquisition is 5.4x including the $5 million of cash acquired at closing.

Stock and Warrant Repurchase Plan Update

As previously reported in our March 11, 2016 release, the Company repurchased 1.97 million warrants for $5.4 million in the first quarter of 2016, representing an average price of $2.76 per warrant. Total program to date, the Company repurchased 4.06 million of its warrants for $10.9 million, representing an average price of $2.69 per warrant. The Company currently has $9.1 million available under the current $20 million authorization.

New Independent Board Member

On May 5, 2016, the Company appointed Catherine B. Reynolds as an independent director. Mrs. Reynolds is the Chairman and Chief Executive Officer of Educap, Inc., which has provided more than $5 billion in education loans to hundreds of thousands of qualified students and families. She is a successful business leader and social entrepreneur who currently devotes her time and abilities primarily to philanthropic pursuits through the Catherine B. Reynolds Foundation. Mrs. Reynolds was selected by Businessweek magazine as one of the 50 most philanthropic living Americans and is the first self-made woman to make their list. She is also the recipient of the Woodrow Wilson Award for Corporate Citizenship, bestowed annually on America’s most outstanding business leaders by the Woodrow Wilson International Center for Scholars. She is a current or former Trustee of a number of organizations including New York University, Vanderbilt University, Harvard Kennedy School's Center for Public Leadership, the John F. Kennedy Center for the Performing Arts, and the American Academy of Achievement. Mrs. Reynolds started her career at the accounting firm of Arthur Young and is a graduate of Vanderbilt University.

Chief Commercial Officer

On May 3, 2016, the Company announced the appointment of Philip Auerbach as the Company’s new Chief Commercial Officer. He will join Lindblad on May 26, 2016. Mr. Auerbach has served as senior vice president and regional chief marketing officer of Caesars Entertainment Corporation since July 2013, responsible for all revenue and the marketing strategy for the nine Casino Resorts in Caesars’ Las Vegas portfolio. He was formerly a Partner at McKinsey & Company, counseling clients across the financial services, hospitality, airline and telecommunications industries. Prior to that, he served as a Principal at Novantas, a boutique financial services consulting group. In this new role at Lindblad, Mr. Auerbach will be responsible for all revenue production and will lead marketing, sales, digital product development, and strategic partnerships.

Conference Call Scheduled

The Company has scheduled a conference call at 10:00 a.m. Eastern Time on May 6, 2016 to discuss the earnings of Lindblad. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

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About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic on its ship-based voyages to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which we are engaged; (ii) management of our growth and our ability to execute on our planned growth; (iii) general economic conditions; (iv) our business strategy and plans; (v) compliance with applicable laws and regulations; (vi) compliance with the financial and/or operating covenants in our amended and restated credit agreement; (vii) adverse publicity regarding the cruise industry in general; (viii) loss of business due to competition; (ix) the result of future financing efforts; (x) the inability to meet revenue and Adjusted EBITDA projections; and (xi) those risks described in our filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	As of
	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$181,873	$206,903
Restricted cash and marketable securities	15,498	8,460
Inventories	1,776	1,746
Marine operating supplies	4,464	4,969
Prepaid expenses and other current assets	13,374	12,266
Total current assets	216,985	234,344

Property and equipment, net	127,960	125,471
Other long-term assets	11,629	12,355
Operating rights	6,045	6,227
Deferred tax assets	5,248	3,216
Total assets	$367,867	$381,613

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$70,454	$76,604
Accounts payable and accrued expenses	16,050	25,968
Long-term debt - current	1,750	1,750
Total current liabilities	88,254	104,322

Long-term debt, less current portion	161,320	162,693
Other long-term liabilities	685	677
Total liabilities	250,259	267,692

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized;
0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized;
45,531,868 and 45,224,881 issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	5	5
Additional paid-in capital	41,293	48,073
Retained earnings	76,310	65,843
Total stockholders' equity	117,608	113,921
Total liabilities and stockholders' equity	$367,867	$381,613

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015

Tour revenues	$61,574	$55,421

Cost of tours	25,275	24,401
Gross profit	36,299	31,020

Operating expenses:
General and administrative	11,188	8,858
Selling and marketing	9,618	9,162
Merger-related expenses	-	2,268
Depreciation and amortization	4,574	2,752
Total operating expenses	25,380	23,040

Operating income	10,919	7,980

Other (expense) income:
Gain (loss) on foreign currency	71	(116)
Other (expense) income, net	-	235
Interest expense, net	(2,748)	(1,189)
Total other expense	(2,677)	(1,070)

Income before income taxes	8,242	6,910

Income tax benefit	(2,225)	(23)

Net income	$10,467	$6,933

Weighted average shares outstanding
Basic	45,470,155	44,717,759
Diluted	46,122,844	44,717,759

Earnings per share
Basic	$0.23	$0.16
Diluted	$0.23	$0.16

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$10,467	$6,933
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,574	2,752
Amortization of National Geographic fee	727	-
Amortization of debt discount and deferred financing costs	552	187
Stock-based compensation	1,335	1,214
Deferred income taxes	(2,032)	(145)
(Gain) loss on currency translation	(71)	116
Changes in operating assets and liabilities
Inventories and marine operating supplies	623	(283)
Prepaid expenses and other current assets	(940)	658
Unearned passenger revenues	(6,326)	853
Other long-term liabilities	8	(8)
Accounts payable and accrued expenses	(9,930)	(1,892)
Net cash (used in) provided by operating activities	(1,013)	10,385

Cash Flows From Investing Activities
Purchase of property and equipment	(6,872)	(659)
Advance to shareholder	-	(1,301)
Purchase of restricted cash and marketable securities	(7,038)	(8,062)
Net cash used in investing activities	(13,910)	(10,022)

Cash Flows From Financing Activities
Payment of deferred financing costs	(1,487)	-
Repayments of long-term debt	(438)	(1,225)
Proceeds used in exchange of option shares	(2,695)	-
Repurchase of warrants	(5,420)	-
Net cash used in financing activities	(10,040)	(1,225)
Effect of exchange rate changes on cash	(67)	(870)

Net decrease in cash and cash equivalents	(25,030)	(1,732)

Cash and cash equivalents as of beginning of period	206,903	39,679

Cash and cash equivalents as of end of period	$181,873	$37,947

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,447	$515
Income taxes	$433	$135

Non-cash investing and financing activities
Increase in amount due from DVB	$-	$4,972
Additional paid-in capital exercise proceeds of option shares	1,123	-
Additional paid-in capital exchange proceeds used for option shares	(1,123)	-

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Lindblad uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Lindblad uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. Lindblad utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. Lindblad believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
and Adjusted EBITDA

	For the Three Months Ended March 31,
(In thousands)	2016	2015
Net income	$10,467	$6,933
Income tax benefit	(2,225)	(23)
Interest expense, net	2,748	1,189
Depreciation and amortization	4,574	2,752
EBITDA	15,564	10,851
(Gain) loss on foreign currency translation	(71)	116
Other income (loss), net	-	(235)
Stock-based compensation	1,335	1,214
National Geographic fee amortization -non-cash	727	-
Merger-related expenses	-	2,268
Adjusted EBITDA	$17,555	$14,214

Guest Metrics

	For the Three Months Ended March 31,
	2016	2015
Available Guest Nights	51,857	46,971
Guest Nights Sold	47,619	43,210
Occupancy	91.8%	92.0%
Maximum Guests	5,708	5,439
Number of Guests	5,284	4,988
Voyages	79	77

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Calculation of Gross Yield and Net Yield

	For the Three Months Ended March 31,
(In thousands, except for Available Guest Nights, Gross and Net Yield)	2016	2015
Guest ticket revenues	$53,914	$47,800
Other revenues	7,660	7,621
Tour Revenues	61,574	55,421
Less: Commissions	(4,287)	(3,687)
Less: Other expense	(5,010)	(4,580)
Net Revenue	$52,277	$47,154
Available Guest Nights	51,857	46,971
Gross Yield	$1,187	$1,180
Net Yield	1,008	1,004

Calculation of Net Cruise Cost Metrics

	For the Three Months Ended March 31,
(In thousands, except Available Guest Nights, Gross and Net Cruise Cost)	2016	2015
Cost of tours	$25,275	$24,401
Plus: Merger-related expenses	-	2,268
Plus: Selling and marketing	9,618	9,162
Plus: General and administrative	11,188	8,858
Gross Cruise Cost	46,081	44,689
Less: Commission expense	(4,287)	(3,687)
Less: Other expenses	(5,010)	(4,580)
Net Cruise Cost	36,784	36,422
Less: Fuel expense	(2,530)	(3,047)
Net Cruise Cost Excluding Fuel	34,254	33,375
Non-GAAP Adjustments:
Stock-based compensation	(1,335)	(1,214)
National Geographic fee amortization	(727)	-
Merger-related expenses	-	(2,268)
Adjusted Net Cruise Cost Excluding Fuel	$32,192	$29,893
Available Guest Nights	51,857	46,971
Gross Cruise Cost per Available Guest Night	$889	$951
Net Cruise Cost per Available Guest Night	709	775
Net Cruise Cost Excluding Fuel per Available Guest Night	661	711
Adjusted Net Cruise Cost per Available Guest Night	670	701
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	621	636

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Key Operational and Financial Metrics

EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses, acquisition-related expenses and retention expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, general and administrative expense.

Gross Yield represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less commissions and direct costs of other revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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